SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (the “Agreement”) is made and entered into as of the Effective Date of this Agreement, as set forth in paragraph 16 herein, by and between Alfred R. Kahn (“Kahn”), and 4Kids Entertainment Licensing, Inc. and 4Kids Entertainment, Inc. (collectively the “Company”), on behalf of themselves and any and all past and present parent, affiliate and subsidiary entities.

WHEREAS, Kahn and 4Kids Entertainment Licensing, Inc., are parties to (i) an Employment Agreement dated as of March 12, 1991, (ii) an Amended and Restated Employment Agreement dated as of January 1, 2002, (iii) a Second Amended and Restated Employment Agreement dated as of December 15, 2006, and (iv) an amendment to the Second Amended and Restated Employment Agreement dated December 31, 2009 (collectively, the “Employment Agreement”);

WHEREAS, Kahn has been employed as the Chief Executive Officer of the Company;

WHEREAS, Kahn also has served as a Member of the Board of Directors of the Company (“Board”) and as Chairman of the Board (“Chairman”);

WHEREAS, Kahn is retiring from the Company and resigning his employment with the Company and resigning his positions as Member and Chairman of the Board;

NOW, THEREFORE, for and in consideration of the mutual promises and covenants herein contained and for good and valuable consideration, the sufficiency of which is hereby acknowledged, the Company and Kahn (individually, a “Party”, and, collectively, the “Parties”) hereby agree as follows:

1. Termination of Prior Agreements and Understandings.  Except as expressly and specifically provided for herein, any and all prior agreements and understandings between them, whether oral or written and of whatever nature, are hereby canceled, terminated and superseded by this Agreement and shall be null and void and of no force and effect.

2. Resignation of Employment. Kahn hereby acknowledges that he has retired from the Company and resigned his employment and any and all of Kahn’s positions with the Company and any and all subsidiaries and affiliates of the Company effective as of January 10, 2011 (the “Resignation Date”).

3. Resignation as Director and Chairman.  Kahn hereby acknowledges that he has resigned as of the Resignation Date as a Member of the Board and as Chairman of the Board of the Company and any and all subsidiaries and affiliates of the Company.  At the request of the Company, Kahn promptly shall take any other actions that may be necessary in regard to said resignation, including signing any other documents that the Company may deem necessary to effectuate his resignation as a Member and Chairman of the Board of the Company and any and all subsidiaries and affiliates of the Company.

4. Settlement Payment.  In consideration of Kahn’s resignation and this Agreement, and subject to the terms and conditions of this Agreement, the Company shall pay or cause to be paid to Kahn, an aggregate amount of two hundred fifty thousand dollars (US $250,000.00) in six (6) equal monthly installments, less applicable payroll withholding taxes and deductions (together, the “Settlement Payment”).  The first monthly installment shall be made on the first business day of the month immediately following the Effective Date of this Agreement and each additional monthly installment shall be made on the first business day of each successive month.  Said installments will be made by wire transfer to Kahn’s account as follows:  Bank ID (Routing) Number 021407912; Account Number 7010954600.

5. Health Insurance and Transition Services.

a.      The Company agrees that it will continue to provide Kahn the opportunity to be covered under the Company’s health insurance benefit plan that is currently in effect or any successor plan, through January 31, 2012, provided that Kahn continues to pay twenty five percent (25%) of the cost of said health insurance benefit plan.  However, the Company reserves its right to modify or revoke the health insurance benefit plan at any time; if the Company revokes the health insurance plan prior to January 2012 (“revocation point”), the Company will make a cash payment to Kahn equal to the Company’s portion of the unpaid cost of said plan at and from the revocation point through January 2012.

b.      For the period of one (1) month following the Resignation Date, Kahn may use the services of his former Company secretary for ministerial duties that she previously performed for him in the office that relate to his personal business interests.  The secretary providing said services to Kahn will be paid by the Company, and said secretarial services will be provided during normal work hours, by Kahn communicating with said secretary only electronically (i.e., via telephone or email) and not in person.

6. Purpose of Settlement Payment.  The Company is providing and Kahn is accepting the Settlement Payment and the opportunity to resign his employment (together, the “Consideration”) in full and complete satisfaction and settlement of all of Kahn’s Claims (set forth in subparagraph “a” of paragraph 8 below) against the Company, any and all of its past and present parents, subsidiaries and affiliated persons, partnerships and corporations, successors and assigns, and any and all of their respective past and present officers, directors, shareholders, partners, members, managers, consultants, agents, representatives, attorneys, employees, and employee benefit, stock, stock option and incentive plans and plan fiduciaries (collectively, the “Releasees”).  For the purposes of this Agreement, Kahn further acknowledges (i) the sufficiency of the Consideration for this Agreement generally, and specifically for the release of any such of Kahn’s Claims that Kahn may ever have had or may now have against the Releasees arising under the Age Discrimination in Employment Act of 1967, as amended by, inter alia, the Older Workers Benefit Protection Act of 1990, up to and including the date this Agreement is executed, and his agreement to same; and (ii) his agreement that no other monies, compensation, benefits or other consideration of any kind whatsoever, except as expressly and specifically set forth in this Agreement, are due and owing to Kahn by the Company or any of the other Releasees.

7. No Admissions. This Agreement does not constitute an admission by Kahn or the Company or any of the other Releasees of any violation of any common law cause, contract or law, and Kahn and the Company expressly deny any such liability.  This Agreement may not be introduced in any action or proceeding by anyone for any purpose except to evidence or to enforce its terms.

          8. General Release.

a. In consideration of this Agreement and the good and valuable consideration provided to Kahn pursuant to this Agreement, Kahn hereby individually, irrevocably and unconditionally releases, waives and forever discharges the Company and each of the other Releasees from any and all actions, causes of action, claims, demands, damages, rights, remedies and liabilities of whatsoever kind or character, in law or equity, suspected or unsuspected, past or present, that Kahn has ever had or may now have in any individual, representative or collective capacity or as part of a class, against the Company, the other Releasees or any of them, whether or not arising out of or related to Kahn’s employment by the Company or the performance of any services to or on behalf of the Company or Kahn’s service on the Board of the Company, or any of its affiliates or subsidiaries, or the termination of that relationship and those services or any other matter (collectively, “Kahn’s Claims”), from the beginning of time to the Effective Date of this Agreement.  Included among Kahn’s Claims that Kahn is releasing, waiving and forever discharging are without limitation any claims arising out of or related to (i) any and all federal, state or local constitutions, statutes, laws, rules, regulations or ordinances, including but not limited to any federal, state and local labor or civil rights laws including, without limitation, the federal Civil Rights Acts of 1866, 1871, 1964 and 1991, the Age Discrimination in Employment Act of 1967, as amended by, inter alia, the Older Workers Benefit Protection Act of 1990, the National Labor Relations Act, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, the Consolidated Omnibus Budget Reconciliation Act of 1985, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act of 1938, the New York State Labor Law, the New York State Human Rights Law, the New York City Human Rights Law, the New York State Wage and Hour laws, the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act and any and all other federal and state securities laws and all other laws relating to the conduct of business by the Releasees or any of them, and any amendments to those laws, and all of their respective subparts; (ii) any contract or agreement, including but not limited to any employment agreement, restricted stock agreement or plan or stock option or bonus or incentive compensation agreement or plan or any retirement agreement or plan; (iii) any common law right of any kind whatsoever, including, without limitation, any claim for any kind of tortious conduct (including without limitation, libel or defamation), promissory or equitable estoppel, breach of the Releasees’ policies, rules, regulations, handbooks, plans or manuals, breach of express or implied contract or covenants of good faith, wrongful discharge or dismissal; and (iv) failure to pay in whole or in part any compensation, bonus, incentive compensation or benefits of any kind whatsoever, including without limitation, stock, restricted stock, stock options, overtime compensation, severance pay, disability and medical benefits, back pay, front pay or any compensatory, special or consequential damages, punitive or liquidated damages, attorneys’ fees, costs, disbursements or expenses.

b. Kahn acknowledges that he is aware that he may later discover facts or claims in addition to or different from those which he now knows or believes to be true with respect to the subject matter of this Agreement, but it is his intention to fully and finally forever settle and release any and all matters, disputes, and differences, known or unknown, suspected and unsuspected, which may now exist, may later exist or may previously have existed between himself and the Releasees or any of them, and that in furtherance of this intention, his general release given in this Agreement shall be and remain in effect as a full and complete general release notwithstanding discovery or existence of any such additional or different facts or claims.

c. Notwithstanding the foregoing, the Indemnification Agreement dated November 9, 2005 currently in effect by and between 4Kids Entertainment, Inc. and Kahn (a copy of which is attached hereto as Exhibit B) shall remain in full force and effect and subject to its terms and conditions as set forth therein.

d. To the fullest extent permitted by law, Kahn agrees that Kahn will not, directly or indirectly, individually or in a representative or collective capacity, or as part of a class, or through one or more intermediaries, lodge or assist anyone else in lodging or in any other way participate in any formal or informal complaint, claim, charge, action or proceeding in court, with any federal, state or local agency, in arbitration, or any other forum, in any jurisdiction, against the Company or any of the other Releasees seeking monetary damages or any other relief on behalf of or in regard to himself or the Releasees or any of them, arising out of or related to Kahn’s Claims as set forth in subparagraph “a” of this paragraph 8 (collectively, “Proceeding”).  Kahn hereby represents and warrants that Kahn has not brought or in any other way participated in any Proceeding against the Company or any of the Releasees in any jurisdiction or forum, nor assisted or encouraged any other person or persons in doing so.  Kahn further represents and warrants that Kahn has not in the past and agrees that Kahn will not in the future assign to any person, corporation or other entity or pursue any of Kahn’s Claims.  Nothing herein shall prevent Kahn from filing or from cooperating in any charge filed with a governmental agency; however, Kahn acknowledges and agrees that Kahn is waiving the right to any monetary recovery should any agency (such as the Equal Employment Opportunity Commission or any similar state or local agency) pursue any claim for Kahn’s benefit.  Nothing contained herein is intended to prevent enforcement of this Agreement.

e. Execution of this Agreement by Kahn operates as a complete bar and defense against any and all of Kahn’s Claims against the Company and the other Releasees and each of them.  If Kahn or any other person should hereafter lodge any of Kahn’s Claims in any Proceeding against the Company or any of the other Releasees, this Agreement may be raised as and shall constitute a complete bar to any such Proceeding.

f. In consideration of this Agreement and the good and valuable consideration provided to the Company pursuant to this Agreement, the Company, on behalf of itself, its officers and directors, hereby individually, irrevocably and unconditionally releases, waives and forever discharges Kahn from any and all actions, causes of action, claims, demands, damages, rights, remedies and liabilities of whatsoever kind or character, in law or equity, suspected or unsuspected, past or present, that the Company has ever had or may now have, in any individual, representative or collective capacity or as part of a class, against Kahn whether or not arising out of or related to Kahn’s employment by the Company or the performance of any services to or on behalf of the Company or Kahn’s service on the Board of Directors of the Company, or any of its affiliates and subsidiaries, or the termination of that relationship and those services or any other matter (collectively, the “Company’s Claims”), from the beginning of time to the Effective Date of this Agreement.

g. The Company acknowledges that it is aware that it may later discover facts or claims in addition to or different from those which it now knows or believes to be true with respect to the subject matter of this Agreement, but it is the Company’s intention to fully and finally forever settle and release any and all matters, disputes, and differences, known or unknown, suspected and unsuspected, which may now exist, may later exist or may previously have existed between the Company and Kahn, and that in furtherance of this intention, its general release given in this Agreement shall be and remain in effect as a full and complete general release notwithstanding discovery or existence of any such additional or different facts or claims.

9. Non-Disparagement.

a. Kahn, directly or indirectly, by himself or through others, shall not disparage, belittle, ridicule, criticize, defame or denigrate (collectively, “Disparage”) the Company or any of the other Releasees or any of the Company’s clients, customers, suppliers, licensees, licensors, products, methods or services, provided however that Kahn’s statements to his counsel, accountants or auditors shall not violate this Agreement; in addition, nothing shall prevent Kahn from providing truthful information that is necessary to respond to specific inquiries of any governmental body or similar agency.

b. The Company, directly or indirectly, by itself or through others, shall not Disparage Kahn, provided however that the Company’s statements to counsel, accountants or auditors shall not violate this Agreement and any statements between or among directors of the Company or between or among employees of the Company shall not violate this Agreement; in addition, nothing shall prevent the Company from providing truthful information that is necessary to respond to specific inquiries of any governmental body or similar agency or to comply with disclosure requirements under federal securities laws or other applicable laws or to make public notifications in connection therewith.

10. Return of the Company’s Property.  Kahn shall promptly deliver to the Company, on or before the Effective Date of this Agreement, all property of the Company, wherever kept, including, without limitation, all documents, laptops, tablet computers or iPads, computer media, CDs, DVDs, electronic materials, e-mails, electronic, hard and paper copies of electronic and other materials, license, customer, vendor and renter lists and information, business plans, sales and marketing materials, letters, notes, notebooks, reports, computer programs and software, ID badges, credit cards, keys, and other materials, in whatever format they exist, relating to the Company’s business that are, directly or indirectly, in Kahn’s possession, custody or control or in the possession or control of any other person(s) (collectively, “Property”) and shall not retain, destroy or divert any such Property or copies thereof.  Kahn hereby represents and warrants that Kahn has complied fully with this paragraph 10 and has not withheld or diverted any such Property.  Separately, the Company has committed to return Kahn’s personal property to him.

11. Non-Competition and Protection of Confidential Information.

a. Kahn agrees that his employment with the Company placed him in a position of confidence and trust with the clients and employees of the Company.  Kahn acknowledges that inasmuch as the business of the Company is carried on in several states of the United States and that it is the intention of the Company to continue to expand the geographic area in which the Company engages in business and marketing efforts and accordingly, it is reasonable that the restrictive covenants set forth below are not limited by specific geographic area but by the location of the Company’s clients and potential clients.  Kahn further acknowledges that the rendering of services to the clients of the Company necessarily required the disclosure to Kahn of confidential information and trade secrets of the Company and its clients (such as without limitation, marketing and licensing plans and business strategies).  Kahn consequently agrees that it is reasonable and necessary for the protection of the goodwill and business of the Company that Kahn make the covenants contained herein.

Accordingly, Kahn agrees that, for the period of two (2) years after the Resignation Date, Kahn shall not directly or indirectly:

(i)      own, manage, operate, control, be employed by, render services to, consult with, advise or participate in the ownership, management, operation or control of, or be connected in any manner with, any business of the type and character engaged in and competitive with that conducted by the Company (as defined below in this paragraph 11).

(ii)      attempt in any manner to solicit from any client business of the type performed by the Company or to persuade any client of the Company to cease to do business or to reduce the amount of business which any such client has customarily done or contemplates doing with the Company, whether or not the relationship between the Company and such client was originally established in whole or in part through Kahn’s efforts;

(iii)                 employ or attempt to employ or assist anyone else to employ any person who is then or at any time during the preceding year was in the Company’s employ;

(iv)                 render any services of the type rendered by the Company to its clients to or for any client of the Company.

Notwithstanding anything herein to the contrary, the term “the Company” as used in this paragraph 11 shall mean the Company and its affiliates.  The term “client” shall mean (i) anyone who is now a client of the Company; (ii) anyone who was a client of the Company at any time during the one (1) year period immediately preceding the Resignation Date; and (iii) any prospective client to whom the Company has made a formal presentation (i.e., the actual presentation of a marketing plan, licensing strategy and/or media plan) within a one (1) year period immediately preceding the Resignation Date.

b.      Kahn also agrees that, at all times on or after his Resignation Date, Kahn shall not divulge to anyone (other than the Company or any persons designated by the Company) any confidential information relating to the business of the Company or its clients including, without limitation, all types of trade secrets, business strategies or marketing, licensing, advertising and/or promotional plans.  Kahn further agrees not to disclose, publish or make use of any such knowledge or information of a confidential nature.  For purposes of this paragraph 11, the term “confidential information” shall not include information which becomes public knowledge other than through a breach of this covenant by Kahn or any confidential information that Kahn is required to disclose in any judicial or administrative proceeding pursuant to any subpoena or court order.

c.      If Kahn commits a breach or is about to commit a breach of any of the provisions of subparagraphs “a” or “b” of this paragraph 11, the Company shall have the right to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction without being required to post bond or other security and without having to prove the inadequacy of the available remedies at law, it being acknowledged and agreed that any such breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company.  In addition, the Company may take all such other actions and remedies available to it under law or in equity and shall be entitled to such damages as it can show it has sustained by reason of such breach.

d.      The Parties acknowledge that the type and period of restriction imposed in the provisions of subparagraphs “a” and “b” of this paragraph 11 are fair and are reasonably required for the protection of the Company and the goodwill associated with the business of the Company.  If any of the covenants in subparagraphs “a” or “b” of this paragraph 11, or any part thereof, is hereafter construed to be invalid or unenforceable the same shall not affect the remainder of the covenant or covenants, which shall be given full effect, without regard to the invalid portions.

12. Intellectual Property.  Kahn agrees that all ideas, proposals and plans invented or developed by the Company during the term of his employment which relate to the business of the Company and affiliates or any of their clients including, without limitation, any ideas, proposals and plans which may be copyrighted, trademarked, patented or otherwise protected, will be the property of the Company and affiliates.  Kahn shall execute and deliver any and all documentation that the Company may reasonably require to vest in the Company all right, title and interest in and to any and all intellectual property created by Kahn during the term of his employment which relate to the business of the Company and affiliates or any of their clients.

13. Remedies for Breach.  In the event that either Party breaches, violates, fails or refuses to comply with any of the provisions, terms or conditions or any of the covenants, warranties or representations of this Agreement (the “Breach”), in its sole discretion the non-breaching Party shall recover against the breaching Party damages, in addition to reasonable attorneys’ fees, accruing to the non-breaching Party as a consequence of the Breach.  Regardless of and in addition to any right to damages the non-breaching Party may have, the non-breaching Party shall be entitled to injunctive relief (including, but not limited to, temporary, preliminary and permanent injunctive relief) in addition to reasonable attorneys’ fees.  The Company may  withhold any portion of the Settlement Payment which is due and owing in the event of a breach of this Agreement by Kahn and such failure to pay the Settlement Payment in full shall not affect the release granted by Kahn to the Company and the Releasees.

14. Notices.  All notices, requests, demands and other communications required or permitted hereunder shall be given in writing, and shall be deemed effective upon (a) personal delivery, if delivered by hand, (b) three (3) business days after the date of deposit in the mails, postage prepaid, if mailed by certified or registered United States mail, or (c) the next business day, if sent by a prepaid overnight courier service, and in each case addressed as follows:

(1) To the Company:

4Kids Entertainment, Inc
53 West 23rd Street
New York, New York 10010
Attention: Samuel R. Newborn, General Counsel

With a copy (which shall not be deemed notice) to:

Jay W. Waks
Kaye Scholer LLP
425 Park Avenue
New York, NY 10022-3598

(2) To Kahn:

Alfred R. Kahn
The Essex House Apartments
160 Central Park South
New York, New York 10019

With a copy (which shall not be deemed notice) to:

Michael Lee Hertzberg, Esq.
45 Broadway
Suite 1700
New York, New York 10006

15. Miscellaneous Provisions.

a. This Agreement contains the entire agreement between the Parties and, except as expressly and specifically referenced herein, supersedes any and all prior agreements, arrangements, negotiations, discussions or understandings between or among any of the Parties relating to the subject matter hereof.  No oral understanding, statements, representations, promises or inducements contrary to the terms of these agreements exist.  This Agreement cannot be changed, in whole or in part, or terminated unless in writing signed by the Parties.

b. Should any provision of this Agreement be held invalid, illegal or unenforceable, it shall be deemed modified so that its purpose can lawfully be effectuated and the balance of this Agreement shall be enforceable and remain in full force and effect.

c. This Agreement shall be governed and construed according to the laws of the State of New York.  As to any dispute arising out of or relating to this Agreement, the Parties hereby submit to the exclusive jurisdiction of the state and federal courts located in New York, New York and further agree not to assert that any action brought in such jurisdiction has been brought in an inconvenient forum.

d. This Agreement may be executed in any number of counterparts each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

e. As used in this Agreement, the singular form of any word includes the plural and vice versa and the masculine form of any word includes the feminine and the neuter and vice versa.  The words “and” and “or” shall be construed either disjunctively or conjunctively as is necessary to effect the broadest possible meaning.

16. Effective Date/Revocation.  Kahn may revoke this Agreement in writing at any time during a period of seven (7) calendar days after the execution of this Agreement by both Parties (the “Revocation Period”).  This Agreement shall be effective and enforceable automatically on the date of actual receipt by Jay W. Waks of Kaye Scholer LLP, located at 425 Park Avenue, New York, New York 10022, of the Certificate of Non-Revocation of Separation Agreement and General Release (the form of which is attached hereto as Exhibit A) executed and dated by Kahn at least one day after expiration of the Revocation Period (the “Effective Date”).  The Agreement is deemed revoked unless Kahn signs and delivers to Jay W. Waks, within five (5) calendar days after the Revocation Period, the Certificate of Non-Revocation of Separation Agreement and General Release.

17. In signing this Agreement, Kahn acknowledges that:

a.      Kahn has read and understands this Agreement and Kahn has been and is hereby in writing advised to consult with an attorney prior to signing this Agreement;

b.      Kahn has consulted with attorneys of his choice in regard to the Agreement, namely, Michael Lee Hertzberg, Esq., 45 Broadway, Suite 1700, New York, New York 10006, and Eric M. Lieberman of Rabinowitz, Boudin, Standard, Krinsky & Lieberman, P.C., 45 Broadway, Suite 1700, New York, New York 10006, and he has signed the Agreement knowingly and voluntarily and understands that the Agreement contains a full and final release of all of Kahn’s Claims (as set forth in paragraph 8 hereof);

c.      Kahn is aware and is hereby advised that Kahn is waiving his right freely, knowingly and voluntarily to consider this Agreement for twenty-one (21) calendar days before signing it;

d.      The Agreement is personal and individual to Kahn and is not made in connection with an exit incentive or other employee separation program offered to a group or class of employees.

/s/Alfred R. Kahn	January _10__, 2011
Alfred R. Kahn	Date of Execution by Alfred R. Kahn

4Kids Entertainment Licensing, Inc. By: /s/ Samuel R. Newborn	January _10___, 2011 Date of Execution by 4Kids Entertainment Licensing, Inc.
4Kids Entertainment, Inc.

By: /s/Samuel R. Newborn	January __10__, 2011 Date of Execution by 4Kids Entertainment, Inc.

EXHIBIT A

CERTIFICATE OF NON-REVOCATION OF

SEPARATION AGREEMENT AND GENERAL RELEASE

I hereby certify and represent that seven (7) calendar days have passed since the Parties signed the Separation Agreement and General Release (the “Agreement”) and that I have NOT exercised my right to revoke that Agreement pursuant to the Older Workers Benefit Protection Act of 1990.  I understand that the Company on behalf of itself and the other Releasees, in providing me with benefits under the Agreement, is relying on this Certificate, and that I can no longer revoke the Agreement.

                                                                                          January ____, 2011
Alfred R. Kahn                                                         Date of Execution by Alfred R. Kahn

IMPORTANT:

This Certificate should be signed, dated and returned to Jay W. Waks, of Kaye Scholer LLP, located at 425 Park Avenue, New York, New York 10022, no earlier than on the eighth (8th) calendar day after the Agreement is executed by both Parties, and no later than on the fifth (5th) calendar day (inclusive of said 8th calendar day) thereafter.